Exhibit 99.1

NEWS RELEASE

7007 Pinemont Drive

Houston, TX 77040 USA

Contact: Walter R. Wheeler

President and CEO

TEL: 713.986.4444

FAX: 713.986.4445

FOR IMMEDIATE RELEASE

GEOSPACE TECHNOLOGIES REPORTS FISCAL YEAR 2016

FIRST QUARTER RESULTS

Houston, Texas – February 3, 2016 – Geospace Technologies Corporation (NASDAQ Global: GEOS) today announced a net loss of $11.0 million, or $0.85 per diluted share, on revenue of $13.1 million for its fiscal quarter ended December 31, 2015. This compares with a net loss of $5.4 million, or $0.41 per diluted share, on revenue of $21.2 million for the prior year.

Walter R. (“Rick”) Wheeler, Geospace Technologies’ President and CEO said, “The first quarter of fiscal year 2016 saw further depression of market conditions for seismic equipment that existed at the end of fiscal year 2015. Compared to last year’s first quarter, our revenue was down by 38% year-over-year. The net loss of $11.0 million for the first quarter stemmed from reduced revenue, made up mostly of lower margin products, compounded with higher unabsorbed fixed factory overhead costs as well as ongoing depreciation expense from our under-utilized seismic rental equipment. In addition, the first quarter net loss includes the recognition of a $1.9 million valuation allowance against our Canadian subsidiary’s deferred tax assets, which we consider to be impaired in the declining business environment.”

“Revenue from our traditional seismic products totaled $5.0 million in the first quarter. This is a drop of 35% from last year’s first quarter. As a barometer of seismic industry activity, the decrease in our traditional seismic revenue directly reflects the reduction in the number of seismic exploration programs that have occurred throughout the last year. This low activity has also negatively affected wireless product revenue, which in the first quarter was $1.9 million, a decline of $3.8 million or 67% from the previous year. Because our customers are currently unable to deploy the totality of their existing seismic equipment due to reduced exploration activity by the oil and gas industry, demand for new equipment, including our high technology GSX and OBX cableless systems, has been reduced to minimum levels. Despite these unfavorable conditions, the scheduled rental contract for 5,000 stations of our OBX marine nodal system announced in October 2015 is progressing as planned. The rental contract is expected to last for up to nine months and, if so, would generate revenue of up to $17.1 million.”

“Demand for our reservoir seismic products has also decreased over the preceding year. Revenue for these products totaled just $0.7 million in the first quarter, down 68% from a year ago. The decrease from last year is largely attributable to fewer sales of our borehole seismic tools, which are used for monitoring hydraulic fracturing and other micro-seismic, well bore, and cross-well seismic imaging techniques. We expect lower revenue from this segment so long as there are no meaningful permanent reservoir monitoring (PRM) projects underway. As we recently reported, a potential PRM project that was under tender and expected to be awarded and delivered in fiscal year 2016 was indefinitely postponed. Periodic discussions regarding other possible PRM systems continue in preliminary form, but are similarly surrounded by the uncertainties evidenced in the recent tender withdrawal. In the wake of low and especially volatile oil prices, the capital spending restraints currently implemented by offshore field operators increase the potential for cancellations and delays of formal tenders and awards for PRM systems.”

“First quarter revenue from our non-seismic business segment was $5.4 million, remaining essentially flat with respect to the same period last year. While revenue often fluctuates within this segment, we continue to see incremental increases in the demand for some of our non-seismic products, and we are encouraged by the opportunities for growth that exist in this segment. Our plan is to continue taking advantage of these opportunities through broadening our customer base and boosting our capacities for these particular products.”

“With capital budgets being continually revised downward by oil and gas companies, planned seismic exploration activity has been reduced significantly. In conjunction, available funding to enhance existing fields and to develop new production has also dropped amidst these capital spending cuts. These conditions undermine demand for our seismic products, both for exploration and reservoir monitoring, and we anticipate that the present trend in curbed capital spending will continue in the near and foreseeable future. Despite the consequential effects on our financial results, we reiterate our strong persistent belief that the current circumstances cannot be sustained indefinitely, and that the requirement to explore for new resources and enhance the production of existing reservoirs through seismic monitoring is absolute and inescapable in the long term.”

“We recognize the cyclical nature of the oil and gas industry we serve, and we believe that improved seismic technology will remain a core component in an inevitably corrected market. With no debt, $37.0 million of cash and short-term investments, and $30 million of untapped credit with our bank, the strength of our balance sheet demonstrates our commitment to manage the business to withstand these cycles. Additionally, our recently implemented cost reduction program, which is expected to generate approximately $7 million of annualized cash savings, further enhances our continued strength and liquidity, as does a $19.4 million tax refund that should be received in the coming months. Meanwhile, through our ongoing research and development efforts, we continue advancing the product technologies that will secure our leadership in a recovered seismic industry and meet its new challenges.”

Conference Call Information

Geospace Technologies will host a conference call to review its review its fiscal year 2016 first quarter results on February 4, 2016, at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). Participants can access the call at (877) 888-4294 (US) or (785) 424-1877 (International). Please reference the conference ID: GEOSQ116 prior to the start of the conference call. A replay will be available for approximately 60 days and may be accessed through the Investor tab of our website at www.geospace.com.

About Geospace Technologies

Geospace Technologies Corporation designs and manufactures instruments and equipment used by the oil and gas industry to acquire seismic data in order to locate, characterize and monitor hydrocarbon producing reservoirs. The company also designs and manufactures non-seismic products, including industrial products, offshore cables, thermal printing equipment and film.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included herein including statements regarding potential future products and markets, our potential future revenue, future financial position, business strategy, future expectations and estimates and other plans and objectives for future operations, are forward-looking statements. We believe our forward-looking statements are reasonable. However, they are based on certain assumptions about our industry and our business that may in the future prove to be inaccurate. Important factors that could cause actual results to differ materially from our expectations include the level of seismic exploration worldwide, which is influenced primarily by prevailing prices for oil and gas, the extent to which our new products are accepted in the market, the availability of competitive products that may be more technologically advanced or otherwise preferable to our products, tensions in the Middle East and other factors disclosed under the heading “Risk Factors” and elsewhere in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are on file with the Securities and Exchange Commission. Further, all written and verbal forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by such factors. We assume no obligation to revise or update any forward-looking statement, whether written or oral, that we may make from time to time, whether as a result of new information, future developments or otherwise.

GEOSPACE TECHNOLOGIES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended
	December 31, 2015	December 31, 2014
Revenue:
Products	$11,752	$18,463
Rental equipment	1,385	2,703

Total revenue	13,137	21,166

Cost of revenue:
Products	15,444	18,613
Rental equipment	4,095	2,574

Total cost of revenue	19,539	21,187

Gross profit (loss)	(6,402)	(21)
Operating expenses:
Selling, general and administrative expenses	5,574	5,869
Research and development expenses	3,605	3,301
Bad debt expense (recovery)	(889)	697

Total operating expenses	8,290	9,867

Loss from operations	(14,692)	(9,888)

Other income (expense):
Interest expense	(7)	(112)
Interest income	106	59
Foreign exchange gains (losses)	(10)	1,589
Other, net	(16)	(90)

Total other income, net	73	1,446

Loss before income taxes	(14,619)	(8,442)
Income tax benefit	(3,577)	(2,997)

Net loss	$(11,042)	$(5,445)

Loss per common share:
Basic	$(0.85)	$(0.41)

Diluted	$(0.85)	$(0.41)

Weighted average common shares outstanding:
Basic	13,024,579	12,977,913

Diluted	13,024,579	12,977,913

GEOSPACE TECHNOLOGIES CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	December 31, 2015	September 30, 2015
ASSETS
Current assets:
Cash and cash equivalents	$17,425	$22,314
Short-term investments	19,562	18,112
Trade accounts receivable, net	7,083	12,693
Current portion of notes receivable	1,296	2,004
Income tax receivable	25,252	17,369
Inventories, net	120,250	124,800
Prepaid expenses and other current assets	1,997	1,295

Total current assets	192,865	198,587
Rental equipment, net	42,964	46,036
Property, plant and equipment, net	47,961	48,709
Deferred income tax assets	23	4,554
Non-current notes receivable	1,949	1,516
Prepaid income taxes	3,697	4,095
Other assets	140	95

Total assets	$289,599	$303,592

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable trade	$2,093	$4,077
Accrued expenses and other current liabilities	9,723	9,679
Deferred revenue	63	165
Income tax payable	20	3

Total current liabilities	11,899	13,924
Deferred income tax liabilities	494	44

Total liabilities	12,393	13,968

Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—
Common stock	133	131
Additional paid-in capital	74,030	74,160
Retained earnings	217,236	228,278
Accumulated other comprehensive loss	(14,193)	(12,945)

Total stockholders’ equity	277,206	289,624

Total liabilities and stockholders’ equity	$289,599	$303,592

GEOSPACE TECHNOLOGIES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Three Months Ended
	December 31, 2015	December 31, 2014
Cash flows from operating activities:
Net loss	$(11,042)	$(5,445)
Adjustments to reconcile net loss to net cash used in operating activities:
Deferred income tax expense (benefit)	4,926	(702)
Depreciation expense	4,810	3,933
Accretion of discounts on short-term-investments	44	57
Stock-based compensation expense	1,185	1,220
Bad debt expense (recovery)	(889)	697
Inventory obsolescence expense	2,294	777
Gross (profit) loss from sale of used rental equipment	(4)	5
Realized loss on short-term investments	1	—
Excess tax expense from stock-based compensation	(1,313)	(1,051)
Effects of changes in operating assets and liabilities:
Trade accounts and notes receivable	6,708	10,099
Income tax receivable	(7,883)	(3,526)
Inventories	2,078	(3,953)
Prepaid expenses and other current assets	(717)	855
Prepaid income taxes	398	452
Accounts payable trade	(1,975)	794
Accrued expenses and other	(901)	(6,766)
Deferred revenue	(99)	(163)
Income taxes payable	19	257

Net cash used in operating activities	(2,360)	(2,460)

Cash flows from investing activities:
Purchase of property, plant and equipment	(679)	(1,147)
Investment in rental equipment	(135)	(29)
Proceeds from the sale of used rental equipment	35	244
Purchases of short-term investments	(4,902)	(1,550)
Proceeds from the sale of short-term investments	3,370	1,715

Net cash used in investing activities	(2,311)	(767)

Effect of exchange rate changes on cash	(218)	160

Decrease in cash and cash equivalents	(4,889)	(3,067)
Cash and cash equivalents, beginning of fiscal year	22,314	33,357

Cash and cash equivalents, end of fiscal period	$17,425	$30,290

GEOSPACE TECHNOLOGIES CORPORATION AND SUBSIDIARIES

SUMMARY OF SEGMENT REVENUE AND OPERATING LOSS

(in thousands)

(unaudited)

	Three Months Ended
	December 31, 2015	December 31, 2014
Seismic segment revenue:
Traditional exploration products	$4,987	$7,721
Wireless exploration products	1,890	5,694
Reservoir products	697	2,178

	7,574	15,593

Non-Seismic segment revenue	5,433	5,431
Corporate revenue	130	142

Total revenue	$13,137	$21,166

	Three Months Ended
	December 31, 2015	December 31, 2014
Operating income (loss):
Seismic segment	$(12,135)	$(7,385)
Non-Seismic segment	562	858
Corporate	(3,119)	(3,361)

Total operating loss	$(14,692)	$(9,888)